PROSPECTUS SUPPLEMENT
(To Prospectus dated March 6, 2002)

                                2,500,000 Shares
                                  IDACORP, INC.
                                  Common Stock


         We may offer and sell up to 2,500,000 shares of our common stock from time to time through BNY Capital Markets, Inc., or BNYCMI, as our agent. We have entered into a sales agency agreement with BNYCMI relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus.

         We will sell shares at market prices prevailing at the time of sale. We will pay BNYCMI a commission equal to 1% of the sales price of all shares it sells as agent under the sales agency agreement.

         Our common stock is listed on the New York Stock Exchange under the symbol "IDA." On December 14, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $29.66 per share.
                                _________________

         Investing in our common stock involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement.
                                _________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                _________________

                            BNY CAPITAL MARKETS, INC.

           The date of this prospectus supplement is December 15, 2005

                                Table of Contents


                              Prospectus Supplement
                                                                          Page

About This Prospectus Supplement...........................................ii
Forward-Looking Statements................................................S-1
About IDACORP.............................................................S-2
Risk Factors..............................................................S-3
Use of Proceeds...........................................................S-8
Description of Common Stock...............................................S-8
Plan of Distribution.....................................................S-12
Where You Can Find More Information......................................S-14
Information Incorporated By Reference....................................S-14
Legal Matters............................................................S-15
Experts..................................................................S-15



                                   Prospectus

About IDACORP...............................................................2
Forward-Looking Information.................................................2
Description of Common Stock.................................................3
Description of the Senior Debt Securities...................................7
Description of the Purchase Contracts and the Units........................13
Ratios of Earnings to Fixed Charges........................................13
Use of Proceeds............................................................14
Plan of Distribution.......................................................14
Where You Can Find More Information........................................15
Information Incorporated By Reference......................................15
Legal Opinions.............................................................16
Experts....................................................................16

                        ABOUT THIS PROSPECTUS SUPPLEMENT

         This prospectus supplement is a supplement to the prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. Under the shelf registration process, we may offer, from time to time, shares of common stock, unsecured senior debt securities and purchase contracts, up to an aggregate amount of $500,000,000, of which this offering is a part. We sold $120,750,000 of common stock in an underwritten public offering on December 15, 2004. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we may sell in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the common stock that we are offering and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, which are described under "Where You Can Find More Information" and "Information Incorporated by Reference" in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus, the information in this prospectus supplement shall control.

         This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Please read forward-looking statements with the cautionary statements and important factors included in this prospectus supplement under "Forward-Looking Statements."

         Unless we indicate otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "IDACORP," "we," "us" and "our" or similar terms are to IDACORP, Inc. and its subsidiaries.
                             ______________________

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and BNYCMI has not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the shares of our common stock in any jurisdiction that does not permit their offer or sale. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

                           FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements identifying important factors that could cause actual results to differ materially from those projected in forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue" or similar expressions, are not statements of historical fact and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

         o Changes in governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs, and other refund proceedings;
         o  Changes arising from the recently enacted Energy Policy Act of 2005;
         o Litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and settlements that influence business and profitability;
         o Changes in and compliance with environmental, endangered species and safety laws and policies;
         o Weather variations affecting hydroelectric generating conditions and customer energy usage;
         o Over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities;
         o Construction of power generating facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up;
         o Operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and transmission;
         o Impacts from the potential formation of a regional transmission organization;
         o  Population growth rates and demographic patterns;
         o Market demand and prices for energy, including structural market changes;
         o Changes in operating expenses and capital expenditures and fluctuations in sources and uses of cash;
         o Results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions;
         o Actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria;
         o  Homeland security, natural disasters, acts of war or terrorism;
         o Market conditions and technological developments that could affect the operations and prospects of our subsidiaries or their competitors;
         o Increasing health care costs and the resulting effect on health insurance premiums paid for employees;
         o Performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits;
         o Increasing costs of insurance, changes in coverage terms and the ability to obtain insurance;
         o Changes in tax rates or policies, interest rates or rates of inflation;
         o Adoption of or changes in critical accounting policies or estimates; and
         o New accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.

         Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, including those we discuss under "Risk Factors" in this prospectus supplement, may cause results to differ materially from those contained in any forward-looking statement.

                                  ABOUT IDACORP

         We are a successor registrant to, and a holding company owning all of the outstanding common stock of, Idaho Power Company. In 1998, we exchanged one share of our common stock for each share of Idaho Power Company's common stock, and Idaho Power Company became our wholly-owned subsidiary.

         Idaho Power Company is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power Company is involved in the generation, purchase, transmission, distribution and sale of electric energy in a 24,000 square mile area, primarily in southern Idaho and eastern Oregon, with an estimated population of 895,000. Idaho Power Company holds franchises in 71 cities in Idaho and nine cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 24 counties in Idaho and three counties in Oregon.

         Idaho Power Company owns and operates 17 hydroelectric power plants and two gas-fired generating plants and shares ownership in three coal-fired generating plants. Idaho Power Company relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.

         Our other operating subsidiaries include:

         o IDACORP Financial Services - holder of affordable housing and other real estate investments;
         o  IdaTech, LLC - developer of integrated fuel cell systems;
         o IDACOMM, Inc. - provider of telecommunications services and commercial Internet services; and
         o Ida-West Energy Company - operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

         IDACORP Energy, a marketer of electricity and natural gas, wound down its operations in 2003.

         Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is (208) 388-2200.

                                  RISK FACTORS

         Before you participate in this offering, you should be aware there are risks in making an investment in our common stock, including the ones listed below. You should carefully consider these risk factors and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus in evaluating this offering.

         The risks and uncertainties that we describe below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of our common stock and your investment could decline.

Risks Relating to our Company
-----------------------------

         Reduced hydroelectric generation can reduce revenues and increase costs.

         Idaho Power Company has a predominately hydroelectric generating base. Because of Idaho Power Company's heavy reliance on hydroelectric generation, the weather can significantly affect its operations. Idaho Power Company is experiencing its sixth consecutive year of below normal water conditions in 2005. When hydroelectric generation is reduced, Idaho Power Company must increase its use of more expensive thermal generating resources and purchased power. Through its power cost adjustment in Idaho, Idaho Power Company can expect to recover approximately 90 percent of the increase in its Idaho jurisdictional net power supply costs, which are fuel and purchased power less off-system sales, above the level included in its base rates. The power cost adjustment recovery includes both a forecast and deferrals that are subject to the regulatory process. However, recovery of amounts above forecast in one power cost adjustment year does not occur until the subsequent power cost adjustment year. The non-Idaho net power supply costs are subject to periodic recovery from the Oregon and Federal Energy Regulatory Commission jurisdictional customers.

         Continuing declines in stream flows and over-appropriation of water in Idaho will reduce hydroelectric generation and revenues and increase costs.

         The combination of declining Snake River base flows, over-appropriation of water and continuing drought conditions have led to disputes among surface water and ground water irrigators, and the State of Idaho. Recharging the Eastern Snake Plain Aquifer, which contributes to Snake River flows, by diverting surface water to porous locations and permitting it to sink into the aquifier is one proposed solution to the dispute. Idaho Power Company believes aquifer recharge would further reduce Snake River base flows available for hydroelectric generation, reduce Idaho Power Company revenues and increase costs.

         Changes in temperature and precipitation can reduce power sales and revenues.

         Warmer than normal winters, cooler than normal summers and increased rainfall during the irrigation seasons will reduce retail revenues from power sales.

         If the Idaho Public Utilities Commission, the Oregon Public Utility Commission or the Federal Energy Regulatory Commission grant less rate relief than requested in future filings, it will reduce Idaho Power Company's projected earnings and cash flows.

         If the Idaho Public Utilities Commission, the Oregon Public Utility Commission or the Federal Energy Regulatory Commission were to grant less rate relief than Idaho Power Company requests in future filings, it could have a negative effect on earnings and cash flow and could result in future downgrades of IDACORP's and Idaho Power Company's credit ratings.

         Conditions that may be imposed in connection with hydroelectric license renewals may require large capital expenditures and reduce earnings and cash flows.

         Idaho Power Company is currently involved in renewing federal licenses for several of its hydroelectric projects. Conditions with respect to environmental, operating and other matters that the Federal Energy Regulatory Commission may impose in connection with the renewal of Idaho Power Company's licenses could have a negative effect on Idaho Power Company's operations, require large capital expenditures and reduce earnings and cash flows.

         The cost of complying with environmental regulations can reduce earnings and cash flows.

         We and Idaho Power Company are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, natural resources and health and safety. Compliance with these environmental statutes, rules and regulations involves significant capital, operating and other costs, and those costs could be even more significant in the future as a result of changes in legislation and enforcement policies. For instance, considerable attention has been focused on carbon dioxide emissions from coal-fired generating plants and their potential role in contributing to global warming and mercury emissions from coal-fired plants. The adoption of new laws and regulations to implement carbon dioxide, mercury or other emission controls could increase the cost of operating coal-fired generating plants and reduce earnings and cash flows.

         We, IDACORP Energy and Idaho Power Company are subject to costs and other effects of legal and regulatory proceedings, settlements, investigations and claims, including those that have arisen out of the western energy situation.

         We, IDACORP Energy and Idaho Power Company are involved in a number of proceedings including a cross-action wholesale electric antitrust case against various sellers and generators of power in California and the California refund proceeding at the Federal Energy Regulatory Commission. Other cases that are the direct or indirect result of the western energy situation include a refund proceeding affecting sellers of wholesale power in the spot market in the Pacific Northwest, in which the Federal Energy Regulatory Commission directed that no refunds be paid, but which is now pending on appeal before the United States Court of Appeals for the Ninth Circuit; efforts by other parties to reform or terminate contracts for the purchase of power from IDACORP Energy or claiming violations of state and federal antitrust acts and dysfunctional energy markets as the result of market manipulation; show cause proceedings at the Federal Energy Regulatory Commission, which have been settled but are the subject of motions for rehearing or have been appealed and the reversal by the United States Court of Appeals for the Ninth Circuit of Federal Energy Regulatory Commission rulings that market-based sellers' transactional reports satisfy the Federal Energy Regulatory Commission's filed-rate doctrine requirements as a means of expanding refunds from all sellers of wholesale power, which rulings remain pending before the United States Court of Appeals for the Ninth Circuit on rehearing. To the extent the companies are required to make payments, earnings will be negatively affected. It is possible that additional proceedings related to the western energy situation may be filed in the future against IDACORP Energy, Idaho Power Company or us.

         Pending shareholder litigation could be costly, time consuming and, if adversely decided, result in substantial liabilities.

         Two securities shareholder lawsuits consolidated by order dated August 31, 2004 have been filed against us, and four of our officers and directors. Securities litigation can be costly, time-consuming and disruptive to normal business operations. Costs below a self-insured retention are not covered by insurance policies. While we cannot predict the outcome of these matters and these matters will take time to resolve, damages arising from these lawsuits if resolved against us or in connection with any settlement, absent insurance coverage or damages in excess of insurance coverage, could have a material adverse effect on our financial position, results of operations or cash flows.

         Increased capital expenditures can significantly affect liquidity.

         Increases in both the number of customers and the demand for energy require expansion and reinforcement of transmission, distribution and generating systems. Because Idaho Power Company did not receive the full amount of rate relief requested in its 2003 general rate case, Idaho Power Company will have to rely more on external financing for its planned utility construction expenditures from 2005 through 2007; these large planned expenditures may weaken Idaho Power Company's and our consolidated financial profile. Additionally, a significant portion of Idaho Power Company's facilities was constructed many years ago. Aging equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures. Failure of equipment or facilities used in Idaho Power Company's systems could potentially increase repair and maintenance expenses, purchased power expenses and capital expenditures.

         If losses at the non-regulated subsidiaries continue and if they are unable to obtain financing, this may, in the short-term, reduce our earnings and cash flow.

         IdaTech and IDACOMM have experienced operating losses and it is not certain that they will achieve or sustain profitability in the future. If these non-regulated subsidiaries do not achieve profitability or are unable to obtain financing to fund their operations, this could increase the need for us to provide liquidity in the form of capital contributions or loans. In addition, if the value of these subsidiaries decreases, we may need to take charges for impairment of assets.

         A downgrade in Idaho Power Company's and our credit ratings would negatively affect our ability to access capital.

         On November 29, 2004, Standard & Poor's Rating Services, on December 3, 2004, Moody's Investors Service, and on January 24, 2005, Fitch, Inc. each downgraded Idaho Power Company's and our credit ratings. These downgrades and any future downgrades of Idaho Power Company's or our credit ratings could limit Idaho Power Company's and our ability to access the capital markets, including the commercial paper markets. In addition, we and Idaho Power Company would likely be required to pay a higher interest rate on existing short-term and variable rate debt and in future financings.

         Regulatory changes could lead to stock price volatility, lower stock prices due to short selling and disparate trading activity within the industry.

         On June 23, 2004, the Securities and Exchange Commission adopted Regulation SHO, which implemented changes to the manner in which short sales are regulated in the U.S. markets. On the same day, the Securities and Exchange Commission established a pilot program under Regulation SHO with respect to a number of issuers, including us. The pilot program commenced on May 2, 2005 and will continue until April 28, 2006. During the pilot program, short sales will be effected without regard to the provisions of the tick test in Rule 10a-1(a) and without compliance with any short sale price tests of the New York Stock Exchange, where our common stock is listed. In the absence of any rule governing the price of short sales during the pilot program, there is a risk of increased volatility in our stock, as well as the possibility of short selling at successively lower prices and the acceleration of a declining market for our common stock. There is also the risk of disparate trading activity within the industry, as certain issuers are subject to short sale price tests and others, including us, are not.

         If we and Idaho Power Company are unable to complete future assessments as to the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, or if we and Idaho Power Company complete the future assessments and identify and report material weaknesses, investors could lose confidence in the reliability of our financial statements, which could decrease the value of our common stock.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission has adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their Annual Report on Form 10-K. This report is required to contain management's assessment of the effectiveness of the company's internal control over financial reporting as of the end of the most recent fiscal year. In addition, the independent registered public accounting firm auditing a public company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting. Effective internal controls are necessary for the companies to provide reliable financial reports and to prevent and detect fraud. If we and Idaho Power Company should fail to have an effectively designed and operating system of internal control over financial reporting, this could result in decreased confidence in the reliability of Idaho Power Company's and our financial statements, which could cause the market price of our common stock to decline.

         Terrorist threats and activities could result in reduced revenues and increased costs.

         We and Idaho Power Company are subject to direct and indirect effects of terrorist threats and activities. Potential targets include generation and transmission facilities. The effects of terrorist threats and activities could prevent Idaho Power Company from purchasing, generating or transmitting power and result in reduced revenues and increased costs.

         Adverse results of income tax audits could reduce earnings and cash flows.

         In March 2005, the Internal Revenue Service began its examination of our 2001 through 2003 tax years. In October 2005, the Idaho State Tax Commission also began its examination of the same tax years. Outcome of the audits could differ materially from the amounts currently recorded, and the difference could reduce Idaho Power Company's and our earnings and cash flows.

Risks Relating to this Offering of Common Stock
-----------------------------------------------

         We are a holding company and have no operating income of our own.

         We are a holding company, exempt from registration as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935, which has been repealed effective February 8, 2006. We do not have any operating income of our own; consequently, our ability to pay our indebtedness and to pay dividends on our common stock is dependent on dividends and other payments received from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether through dividends, loans or other payments. Our subsidiaries' ability to pay dividends or make distributions to us will depend on, among other things:

         o their actual and projected earnings and cash flow, capital requirements and general financial condition; and
         o the prior rights of holders of their existing and future preferred stock, first mortgage bonds and other debt securities.

         Future sales of our common stock in the public market could lower our stock price.

         We may sell additional shares of common stock in subsequent public offerings, through our dividend reinvestment plan and through director or employee stock option or benefit plans or stock purchase or ownership plans. We cannot predict the size of future issuances of our common stock, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

         The market price for our common stock is uncertain and may fluctuate significantly, and you could lose all or part of your investment.

         Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for them. We cannot predict whether the market price of our common stock will rise or fall. Numerous factors influence the trading price of our common stock. These factors may include changes in our financial condition, results of operations and prospects, legal and administrative proceedings and political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which our common stock is traded and our business segments.

         Our charter and bylaws, rights plan and Idaho law could delay or prevent a change in control that you may favor.

         The terms of some of the provisions in our articles of incorporation and bylaws and provisions of the Idaho Business Corporation Act could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management.

         In particular, the provisions of our amended articles of incorporation and amended bylaws:

         o authorize our board of directors to issue up to 20,000,000 shares of preferred stock in one or more series without further action by shareholders;
         o divide the members of our board of directors into three classes having staggered terms, with directors in each class elected to three-year terms;
         o limit the shareholders' right to remove directors, fill vacancies and increase or reduce the number of directors;
         o regulate how shareholders may present proposals or nominate directors for election at shareholders' meetings; and
         o require a supermajority vote of shareholders to amend certain provisions.

         In addition, each share of our outstanding common stock includes one preferred share purchase right. The rights become exercisable after a third party acquires or announces an offer to acquire 20% or more of our stock. The rights, when exercisable, entitle the holder to purchase our A series preferred stock, our common stock or, under some circumstances, common stock of the acquiring company. The rights cause substantial dilution to a person or group that attempts to acquire us on terms our board of directors does not approve and make it significantly more expensive for that person or group to acquire control of us.

         We are subject to the provisions of the Idaho Control Share Acquisition Law and the Idaho Business Combination Law. The Idaho Control Share Acquisition Law is designed to protect minority shareholders if someone acquires 20% or more of our voting stock. An acquiring person must disclose to us its identity, acquisition plans and financing. The acquiring person cannot vote a number of shares exceeding the applicable percentages, unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. The Idaho Business Combination Law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for three years after that person acquired the shares, unless our board of directors approved of the business combination or the acquisition in advance. The Idaho Business Corporation Act provides that certain notice and informational requirements and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "merger or share exchange," as defined in the Idaho Business Corporation Act.

         Statutory and regulatory factors will limit another party's ability to acquire us and could deprive you of the opportunity to gain a takeover premium for your shares of common stock.

         Even if our board of directors favors a sale of the company, the sale requires approval of a number of federal and state regulatory agencies, including the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission and the Wyoming Public Service Commission. The approval process could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination. These regulatory constraints may result in a limited number of potential buyers.

                                 USE OF PROCEEDS

         We expect to use the net proceeds from the sale of common stock from time to time pursuant to the sales agency agreement for general corporate purposes, including:

         o  to invest in, or make loans to, our subsidiaries
         o  to repay other indebtedness
         o  to pay for acquisitions

         If we do not use the proceeds immediately, we may temporarily invest them in short-term instruments.

                           DESCRIPTION OF COMMON STOCK

         The following description of our common stock is not complete, and we refer you to our articles of incorporation, as amended, our amended bylaws and our rights agreement, each of which is on file with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement. We also refer you to the laws of the state of Idaho.

         Our articles of incorporation authorize us to issue 120,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. Each outstanding share of our common stock currently has attached to it one right issued pursuant to our rights agreement, which we describe below under "Certain Matters That Could Delay or Prevent a Change in Control - Preferred Share Purchase Rights."

         Dividend Rights. Subject to the prior rights of the preferred stock, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from any property legally available for this purpose.

         Voting Rights. The common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. The holders of our common stock are not entitled to cumulative voting in the election of directors.

         Holders of our preferred stock will not have any right to vote except as established by our board of directors or as provided in our articles of incorporation or bylaws or by state law. The A series preferred stock, if issued, will have voting rights.

         A majority of the outstanding shares entitled to vote on a particular matter at a meeting constitutes a quorum. Action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless our articles of incorporation, the Idaho Business Corporation Act or our bylaws require a greater number of affirmative votes. A plurality of the votes cast determines the election of directors.

         Liquidation Rights. Subject to the prior rights of the preferred stock, if we liquidate, dissolve or wind up, whether this is voluntary or not, the holders of the common stock will be entitled to receive any net assets available for distribution to shareholders.

         Other Rights. The common stock is not liable to further calls or assessment. The holders of our common stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

         Transfer Agent and Registrar. Wells Fargo Bank is the transfer agent and registrar for the common stock.

Certain Matters That Could Delay or Prevent a Change in Control

         Although it is not the intention of the board of directors to discourage legitimate offers to enhance shareholder value, the existence of unissued common stock, the ability of the board to issue preferred stock without further shareholder action and other provisions of our articles of incorporation and bylaws may discourage transactions aimed at obtaining control of us.

         Preferred Stock. Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the articles of incorporation and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

         If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock without shareholder approval may delay or prevent a change in control.

         Although there are no shares of preferred stock currently outstanding, we have reserved 1,200,000 shares of A series preferred stock for issuance in connection with our shareholder rights plan.

         Classified Board. We have divided the members of our board of directors into three classes having staggered terms. The number of directors in each class is as nearly equal as possible. Directors in each class are elected for a three-year term.

         This classification of the board of directors may prevent shareholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a shareholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested shareholder business combination, the inability to immediately gain majority representation on the board of directors could discourage takeovers and tender offers.

         Number of Directors, Vacancies, Removal of Directors. Our bylaws provide that the board of directors will have at least 9 and at most 15 directors. The size of the board may be changed by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

         Directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal.

         These provisions may delay or prevent a shareholder from gaining control of the board.

         Calling of a Special Meeting. The president, a majority of the board of directors or the chairman of the board may call a special meeting of the shareholders at any time. Holders of at least 20% of the outstanding shares entitled to vote may call a special meeting if such holders sign, date and deliver to our secretary one or more written demands describing the purpose(s) of the proposed meeting. Upon receipt of one or more written demands from such holders, our secretary is responsible for determining whether such demand or demands conform to the requirements of the Idaho Business Corporation Act, our articles of incorporation and bylaws. After making an affirmative determination, our secretary will prepare, sign and deliver the notices for such meeting. The shareholders may suggest a time and place in their demand(s), but the board of directors will determine the time and place of any such meeting by resolution. These provisions for calling a special meeting may delay or prevent a person from bringing matters before a shareholder meeting.

         No Cumulative Voting. Our articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

         Advance Notice Provisions. Our bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice to our secretary not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date of the preceding year's annual meeting, the shareholder must deliver notice no later than the close of business on the 10th day following the day on which we first publicly announce the date of such meeting.

         Our bylaws also limit business at a special meeting to the purposes stated in the notice of the special meeting.

         These advance notice provisions may delay a shareholder from bringing matters before a shareholder meeting. The provisions may provide enough time for our board of directors to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if our board of directors finds it necessary or desirable for any reason.

         Amendment of Articles of Incorporation. Our articles of incorporation require an 80% vote of shareholders entitled to vote in order to amend the provisions relating to the board of directors and the amendment of our articles of incorporation, unless such amendment is recommended by two-thirds of the continuing directors, as defined.

         Amendment of Bylaws. Amendment of the bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

         Preferred Share Purchase Rights. On September 10, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of October 1, 1998. Since that time, we have issued and will continue to issue one right with each additional share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. We have authorized and reserved 1,200,000 shares of our A series preferred stock for issuance if the rights become exercisable.

         The rights become exercisable on the earlier of ten business days after a third party announces its acquisition of 20% or more of our outstanding voting stock and ten business days after a third party makes a tender offer or exchange offer to acquire 20% or more of our outstanding voting stock. Each right, when it becomes exercisable, entitles its holder, other than the third party that has acquired 20% or more of our voting stock, to purchase from us one one-hundredth of a share of our A series preferred stock at a price of $95. The value of this one one-hundredth of a share is intended to approximate the value of one share of common stock. However, when a third party has acquired, or obtained the right to acquire, 20% or more of our voting stock, a holder who exercises this right for $95 will have the right to receive the number of shares of our common stock, and/or, at our option, A series preferred stock, that have a market value of $190. Rights owned by the third party will be null and void. Also, under the following circumstances, a holder who exercises this right for $95 will have the right to receive the number of shares of common stock of an acquiring company that have a market value of $190, instead of one one-hundredth of a share of our A series preferred stock or shares of our common stock:

         o  we merge with another person and we are not the surviving entity;
         o we merge with another person and we are the surviving entity in the transaction, and our common stock is exchanged for shares of another company or cash or other property;
         o  we sell or transfer 50% or more of our assets or earning power;
         o a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock engages in some types of transactions with us which benefit the person due to its ownership of our stock; or
         o the proportionate share of a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock is increased by more than 1% as a result of reclassification of securities or recapitalization or other transaction.

         As a result, the rights have the effect of causing substantial dilution to a person or group that attempts to acquire us on terms our board of directors does not approve and making it significantly more expensive for that person or group to acquire control of us.

         For example, assuming the price of our common stock is $38 per share at the time of determination, each holder of our common stock will have the right to purchase for $95 the number of shares equal to $190, divided by $38, or five shares. Consequently, a shareholder would effectively obtain $190 in value for $95. Assuming there are approximately 38 million shares of our common stock outstanding, each with a right attached, holders of our common stock collectively have an aggregate value in their rights of approximately $3.6 billion. That is, regardless of the market price for our common stock, whenever the rights become exercisable, our shareholders collectively have the ability to spend $3.6 billion to acquire $7.2 billion in stock. That dilution could make it significantly more expensive for a hostile takeover to occur. The rights should not interfere with any merger or other business combination our board of directors approves since our board of directors may elect to redeem the rights at $0.01 per right until ten business days after a third party announces its acquisition of 20% or more of our outstanding voting stock. The rights expire on September 10, 2008, unless we redeem or exchange them earlier.

         We may adjust the $95 purchase price and the number of shares that may be purchased.

         The description of our preferred share purchase rights is contained in the registration statement on Form 8-A filed on September 15, 1998, as amended by amendment no. 1 on Form 8-A/A filed on October 20, 1999 and amendment no. 2 on Form 8-A/A filed on September 28, 2004, and in the Rights Agreement, dated as of September 10, 1998, between Wells Fargo Bank, N.A., as successor to The Bank of New York, as rights agent, and us.

         Idaho Control Share Acquisition Law. We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it at least 20%, at least 33 1/3%, or more than 50% of the voting power in the election of our directors. Under this law, an acquiring person must deliver to us an information statement that includes the acquiring person's identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. If the acquiring person so requests and complies with other requirements, we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person's shares that exceed the applicable percentage at their fair market value.

         Idaho Business Combination Law. We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.

                              PLAN OF DISTRIBUTION

         We have entered into a sales agency agreement, dated as of December 15, 2005, with BNY Capital Markets, Inc., or BNYCMI, under which we may issue and sell up to 2,500,000 shares of our common stock from time to time through BNYCMI, as our agent for the offer and sale of the shares. The sales, if any, of the shares of common stock under the sales agency agreement will be made in "at the market" offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the New York Stock Exchange, the principal existing trading market for our common stock, or, if we and BNYCMI agree in writing, sales made to or through a market maker, through an electronic communications network or in privately negotiated transactions.

         From time to time during the term of the sales agency agreement, and subject to the terms and conditions set forth therein, we may deliver an issuance notice to BNYCMI specifying:

         o the length of the selling period, which may not exceed 20 trading days;

         o the number of shares of common stock to be sold, which may not exceed 500,000 shares during any selling period without BNYCMI's prior written consent; and

         o  the minimum price below which sales may not be made.

         Upon receipt of an issuance notice from us, and subject to the terms and conditions of the sales agency agreement, BNYCMI has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms. We or BNYCMI may suspend the offering of shares of common stock at any time upon proper notice to the other, and the selling period will immediately terminate. Settlement between us and the purchaser for sales of common stock will occur on the third trading day following the date on which the sales were made. The obligation of BNYCMI under the sales agency agreement to sell shares pursuant to any issuance notice is subject to a number of conditions, which BNYCMI reserves the right to waive in its sole discretion.

         We will pay BNYCMI a commission equal to 1% of the sales price of all shares sold through it as agent under the sales agency agreement. We have also agreed to reimburse BNYCMI for its reasonable documented out-of-pocket expenses, including fees and expenses of counsel up to $75,000, in connection with the sales agency agreement.

         In connection with the sale of the common stock hereunder, BNYCMI may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and the compensation paid to BNYCMI may be deemed to be underwriting commissions or discounts. We have agreed to indemnify BNYCMI against certain civil liabilities, including liabilities under the Securities Act of 1933.

         The offering of common stock pursuant to the sales agency agreement will terminate upon the earliest of (1) the sale of all shares of common stock subject to the sales agency agreement, (2) the second anniversary of the date of the sales agency agreement and (3) termination of the sales agency agreement by either BNYCMI or us. We or BNYCMI may terminate the sales agency agreement at any time upon 10 days' notice. BNYCMI may terminate the sales agency agreement upon one trading day's notice in certain circumstances, including bankruptcy events relating to us or any material subsidiary, our failure to maintain a listing of our common stock on the New York Stock Exchange or the occurrence of a material adverse change in our company.

         We have agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, shares of our common stock or securities convertible into or exchangeable for shares of our common stock, warrants or any rights to purchase or acquire our common stock for a period beginning on the first trading day prior to the delivery of any issuance notice to BNYCMI and ending on the first trading day immediately following the last settlement date for common stock sold pursuant to the applicable issuance notice, without the prior written consent of BNYCMI. BNYCMI may give this consent at any time without public notice. The restriction described in this paragraph does not apply to sales of:

         o  shares we offer or sell pursuant to the sales agency agreement;

         o  shares we issue in connection with acquisitions;

         o shares we issue upon conversion of convertible securities, or the exercise of warrants, options or other rights; or

         o shares and options to purchase shares we issue, in either case, pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan or dividend reinvestment plan.

         An affiliate of BNYCMI is a lender to us under a revolving credit facility and may receive a portion of any amounts repaid from the proceeds of this offering. Because more than 10% of the net proceeds of this offering may be paid to affiliates of a member of the NASD, which is participating in this offering, this offering is being conducted in compliance with Rule 2710(h) of the Conduct Rules of the NASD.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our website at http://www.idacorpinc.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the Securities and Exchange Commission (SEC file number 1-14465):

         o Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 9, 2005.
         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 5, 2005,
            August 4, 2005 and November 3, 2005, respectively.
         o Current Reports on Form 8-K filed on March 22, 2005, June 1, 2005, July 22, 2005, August 19, 2005 and September 16, 2005.
         o Description of our common stock contained in the registration statement on Form 8-A, dated and filed on October 20, 1999, as amended by amendment no. 1 on Form 8-A/A, dated and filed on September 28, 2004.
         o Description of our preferred share purchase rights contained in the registration statement on Form 8-A, dated and filed on September 15, 1998, as amended by amendment no. 1 on Form 8-A/A, dated and filed on October 20, 1999 and amendment no. 2 on Form 8-A/A, dated and filed on September 28, 2004.
         o All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before we terminate the offering.

         We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain a copy of any of these documents at no cost, by written or oral request to us at the following address:

                               Investor Relations
                                  IDACORP, Inc.
                              1221 W. Idaho Street
                                 Boise, ID 83702
                            Telephone (208) 388-2200

                                  LEGAL MATTERS

         Thomas R. Saldin, our Senior Vice President, General Counsel and Secretary, and LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York, a limited liability partnership including professional corporations, will pass upon the validity of the common stock and other legal matters for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the common stock and other legal matters for BNYCMI. LeBoeuf, Lamb, Greene & MacRae LLP and Sullivan & Cromwell LLP may, for matters governed by the laws of Idaho, rely upon the opinion of Mr. Saldin. As of December 13, 2005, Mr. Saldin owned 3,462 shares of our common stock. Mr. Saldin is acquiring additional shares of our common stock at regular intervals through employee stock plans.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus supplement and the related consolidated financial statement schedules incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in the registration statement (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph relating to the consolidation of two variable interest entities related to the adoption of Financial Accounting Standards Board Interpretation No. 46(R)), (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004, June 30, 2005 and 2004 and September 30, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.
                             _______________________

PROSPECTUS

                                  $500,000,000
                                  IDACORP, Inc.
                                  Common Stock
                             Senior Debt Securities
                               Purchase Contracts
                                      Units
                                   ___________

         We may offer from time to time, in one or more series:

         o    our common stock

         o    our unsecured senior debt securities

         o    our purchase contracts

         o units consisting of any combination of the securities offered in this prospectus

         We may offer these securities in any combination in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

         We may offer these securities directly or through underwriters, agents or dealers, as described in the "Plan of Distribution". The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.

         Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is (208) 388-2200.

                                ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is March 6, 2002.

                                  ABOUT IDACORP

         We are a successor registrant to, and a holding company owning all of the outstanding common stock of, Idaho Power Company. In 1998, we exchanged one share of our common stock for each share of Idaho Power Company's common stock, and Idaho Power Company became our wholly-owned subsidiary.

         Idaho Power Company is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power Company's service territory covers over 20,000 square miles, primarily in southern Idaho and eastern Oregon, with an estimated population of 814,000. Idaho Power Company holds franchises in approximately 72 cities in Idaho and 10 cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho and three counties in Oregon.

         Idaho Power Company owns and operates 17 hydroelectric power plants and one gas-fired generating plant and shares ownership in three coal-fired generating plants. Idaho Power Company relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.

         We are also the parent company of IDACORP Energy, L.P., an energy and natural gas marketer, doing business in 31 states and two Canadian provinces. Our other operating subsidiaries include:

            o Ida-West Energy - independent power projects development and management

            o  IdaTech - developer of integrated fuel cell systems

            o IDACORP Financial Services - affordable housing and other real estate investments

            o  Velocitus - commercial and residential Internet service provider

            o  IDACOMM - provider of telecommunications services

         Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is 208-388-2200.


                           FORWARD-LOOKING INFORMATION

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements. These cautionary statements identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements made or incorporated by reference in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking. These statements often, but not always, use words or phrases such as "anticipates", "believes", "estimates", "expects", "intends", "plans", "predicts", "projects", "will likely result", "will continue" or similar expressions. Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors. These factors are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

         o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Public Utilities Commission of Nevada, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operations and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs

         o    the current energy situation in the western United States

         o economic and geographic factors, including political and economic risks

         o changes in and compliance with environmental and safety laws and policies

         o    weather conditions

         o    population growth rates and demographic patterns

         o    competition for retail and wholesale customers

         o    pricing and transportation of commodities

         o    market demand, including structural market changes

         o    changes in tax rates or policies or in rates of inflation

         o    changes in project costs

         o unanticipated changes in operating expenses and capital expenditures

         o    capital market conditions

         o    competition for new energy development opportunities

         o legal and administrative proceedings, whether civil or criminal, and settlements that influence our business and profitability

         Any forward-looking statement speaks only as of the date on which we make the statement. New factors emerge from time to time; we cannot predict all factors or assess the impact of all factors on our business, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.


                           DESCRIPTION OF COMMON STOCK

           The following description of our common stock is not complete, and we refer you to our articles of incorporation, as amended, our amended bylaws and our rights agreement, each of which is on file with the Securities and Exchange Commission and which we have incorporated by reference in this prospectus. We also refer you to the laws of the state of Idaho. The prospectus supplement relating to any offering of common stock will describe the number of shares offered and the initial offering price of those shares.

         Our articles of incorporation authorize us to issue 120,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of January 31, 2002, there were 37,495,577 shares of common stock outstanding. Each outstanding share of our common stock currently has attached to it one right issued pursuant to our rights agreement, which we describe below under "Certain Matters that May Have an Anti-Takeover Effect -- Preferred Share Purchase Rights".

         Dividend Rights. Subject to the prior rights of the preferred stock, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from any property legally available for this purpose.

         Voting Rights. The common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. The holders of our common stock are not entitled to cumulative voting in the election of directors.

         Liquidation Rights. Subject to the prior rights of the preferred stock, if we liquidate, dissolve or wind up, whether this is voluntary or not, the holders of the common stock will be entitled to receive any net assets available for distribution to shareholders.

         Other Rights. The common stock is not liable to further calls or assessment. The holders of our common stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

         Transfer Agents and Registrars. We and Wells Fargo Bank will serve as both transfer agent and registrar for the common stock.

Certain Matters that May Have an Anti-Takeover Effect

         The ability of the board to issue preferred stock without further shareholder action and other provisions of our articles of incorporation and bylaws may discourage transactions aimed at obtaining control of IDACORP.

         Preferred Stock. Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the articles of incorporation and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

         If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of IDACORP.

         Although there are no shares of preferred stock currently outstanding, we have reserved 1,200,000 shares of A series preferred stock for issuance in connection with our shareholder rights plan. The Series A preferred stock, if issued, will have voting rights.

         Classified Board. We have divided the members of our board of directors into three classes. The number of directors in each class is as nearly equal as possible. Directors in each class are elected for a three-year term.

         This classification of the board of directors may prevent shareholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a shareholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested shareholder business combination, the inability to immediately gain majority representation on the board of directors could discourage takeovers and tender offers.

         Number of Directors, Vacancies, Removal of Directors. Our bylaws provide that the board of directors will have at least 9 and at most 15 directors. The size of the board may be changed by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

         Directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal.

         These provisions may delay or prevent a shareholder from gaining control of the board.

         No Cumulative Voting. The articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

         Advance Notice Provisions. The bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice not earlier than 90 days and not later than 60 days prior to the first anniversary of the preceding year's annual meeting.

         The bylaws also limit business at a special meeting to the purposes stated in the notice of the special meeting.

         These advance notice provisions may delay a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if we find it desirable.

         Amendment of Articles of Incorporation. Our articles of incorporation require an 80% vote of shareholders entitled to vote in order to amend certain provisions, including provisions relating to the board of directors, unless the amendment is recommended by two-thirds of the continuing directors, as defined.

         Amendment of Bylaws. Amendment of our bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

         Preferred Share Purchase Rights. On September 10, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of October 1, 1998. We will issue one right with each share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. We have authorized and reserved 1,200,000 shares of our A series preferred stock for issuance if the rights become exercisable. The rights expire on September 10, 2008, unless we redeem or exchange them earlier.

         The rights may be exercised on the earlier of:

         o 10 business days after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock, and

         o 10 business days after a person makes a tender offer or exchange offer which would result in the person acquiring, or obtaining the right to acquire, 20% or more of our outstanding voting stock.

         When a person has acquired, or obtained the right to acquire, 20% or more of our voting stock, each holder of a right who exercises his right for $95 will have the right to receive the number of shares of our common stock, or, at our option, A series preferred stock, that have a market value of $190. However, rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void.

         Under certain circumstances, each holder of a right who exercises his right for $95 will have the right to receive the number of shares of common stock of an acquiring company that have a market value of $190. These circumstances are if:

         o    we merge with another person and we are not the surviving entity,

         o we merge with another person and we are the surviving entity in the transaction, and our common stock is exchanged for shares of another company or cash or other property,

         o    we sell or transfer 50% or more of our assets or earning power, or

         o a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock engages in some types of transactions with us which benefit the person due to its ownership of our stock.

         This right to receive shares of common stock of the acquiring company replaces the right to receive shares of our A series preferred stock. However, rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void.

         We may adjust the purchase price that a holder must pay to exercise his right and the number of shares of stock that are issuable when a right is exercised to prevent the rights from being diluted. However, we are only required to make adjustments at the earlier of

         o three years after the event that made the adjustment necessary occurred, and

         o after a cumulative adjustment of at least 1% in the purchase price is needed.

         Except for multiples of one one-hundredth of a share of the A series preferred stock, we will not issue fractional shares. Instead, we will make cash payments based on the market value of the A series preferred stock.

         Our board of directors may exchange the rights, in whole but not in part, at any time after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock, but before the person acquires, or obtains the right to acquire, 50% or more of our outstanding voting stock. Each of the rights may be exchanged for one share of our common stock, or, if there are not enough shares of common stock available, for cash or securities having the same market value as one share of our common stock. The rights owned by a person who has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock will be null and void and will not be exchanged.

         Our board of directors may instead decide to redeem the rights, in whole but not in part, for $.01 per right. The board may do this at any time before 5:00 p.m., New York City time, on the tenth business day after a public announcement that a person has acquired, or obtained the right to acquire, 20% or more of our outstanding voting stock. In that case, the holders of the rights will have only the right to receive $.01 per right.

         Idaho Control Share Acquisition Law. We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it certain percentages of the voting power in the election of our directors. These percentages range from 20% to more than 50%, depending on the circumstances. Under this law, an acquiring person must deliver to us an information statement that includes the acquiring person's identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. If the acquiring person so requests and complies with other requirements, we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person's shares that exceed the applicable percentage at their fair market value.

         Idaho Business Combination Law. We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.


                    DESCRIPTION OF THE SENIOR DEBT SECURITIES

         We will issue the debt securities offered in this prospectus under our senior debt securities indenture, dated as of February 1, 2001. Bankers Trust Company is the trustee under the indenture. We may amend and supplement this indenture and will supplement it by one or more supplemental indentures relating to these debt securities.

         This section briefly summarizes certain of the provisions of the indenture and uses some terms that are not defined in this prospectus but that are defined in the indenture. This summary is not complete. The indenture is on file with the Securities and Exchange Commission, and we have incorporated it by reference in this prospectus. You should read the indenture for a complete understanding of its provisions and for the definition of some terms used in this summary. In this summary, we have included references to section numbers of the indenture so that you can easily locate these provisions.

         The debt securities that we may issue under this indenture will be unsecured. The indenture does not limit the amount of debt securities that we may issue and it does not restrict the amount or type of other debt that we or our subsidiaries may issue or contain any other provisions that would afford holders of the debt securities protection in the event of a highly leveraged transaction. We may use other indentures or documentation containing provisions different from those included in the indenture under which we are offering these debt securities in connection with future issues of debt securities.

         We are a holding company whose primary source of funds is cash received from our subsidiaries in the form of dividends or other intercompany transfers. If any of our subsidiaries liquidate or reorganize, the claims of the subsidiary's creditors to the proceeds will be prior to the claims of our creditors, except to the extent we are a creditor of the subsidiaries. As a result, all of our debt securities will be effectively subordinated to all existing and future obligations of our subsidiaries. As of December 31, 2001, our subsidiaries' obligations equaled $879 million in the aggregate, including $627 million of Idaho Power Company's first mortgage bonds. We expect that our subsidiaries will continue to incur additional obligations from time to time.

         The debt securities that we are offering in this prospectus will rank equal in right of payment to our other unsecured indebtedness that is outstanding now or that we may issue in the future, except for any indebtedness that, by its terms, is subordinate to these debt securities.

         We will issue debt securities in series. Each series of debt securities may have different terms and, in some cases, debt securities of the same series may have different terms. The prospectus supplement relating to a particular series of debt securities will contain the following information about those debt securities to the extent applicable:

         o    the title of the series

         o    any limit on the aggregate principal amount of the series

         o the date or dates on which we will issue the debt securities of that series and on which we will pay the principal amount and any premium

         o the rate or rates at which the debt securities of that series will bear interest, or how we will determine the rate or rates

         o    the date or dates from which interest will accrue

         o the dates on which we will pay interest on the debt securities of that series and the regular record dates for the interest payment dates

         o the place or places where we will pay the principal of, premium, if any, and interest, if different from those we describe in this prospectus

         o any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder

         o whether any debt securities of that series will be issued as original discount securities and the amount of the discount

         o any events of default, interest rates payable upon an event of default, or restrictive covenants if other than set forth in this prospectus

         o the denominations in which we will issue the debt securities of that series, if other than denominations of $1,000 and any integral multiple of $1,000

         o the provisions for the satisfaction and discharge of the indenture if different from those we describe in this prospectus

         o    any other terms of the debt securities of the series

         Form and Exchange. Unless we state otherwise in the prospectus supplement:

         o we will issue the debt securities in fully registered form without coupons

         o a holder of debt securities may exchange debt securities, without charge, for an equal aggregate principal amount of debt securities of the same series, having the same issue date and with identical terms and provisions

         o a holder of debt securities may transfer debt securities, without charge, other than applicable stamp taxes or other governmental charges

Indenture, Section 3.1

         Unless we state otherwise in the prospectus supplement, we will issue the debt securities in fully registered form in denominations of $1,000 or in any larger amount equally divisible by $1,000. Indenture, Section 3.2

         Unless we state otherwise in the prospectus supplement, the transfer of debt securities may be registered and exchanged at the corporate trust office of the trustee, in New York, New York, as security registrar. We may change the place and designate one or more additional places for registration of transfer and exchange but we are required to maintain an office or agency in New York, New York for that purpose.

         We are not required to execute or to provide for the registration of transfer or exchange of any debt security

         o during a period of 15 days prior to giving any notice of redemption with respect to that debt security, or

         o that has been selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Indenture, Sections 3.6 and 4.2

         We may issue all or some of the debt securities in book-entry form, which means that global notes, not certificates, will represent the debt securities. If we issue global notes representing any debt securities, then a depository that we select will keep a record of the beneficial interests in the global notes and record any transfers of beneficial interests. The global notes will be registered in the name of the depository and the depository will be considered the sole owner of the debt securities represented by the global notes for all purposes of the indenture.

         We will describe any additional requirements as to the form and method of exchange of debt securities in the prospectus supplement. Indenture, Sections
2.4 and 3.1

         Payment of Interest. Unless we state otherwise in the prospectus supplement, we will pay interest on each debt security to the person in whose name the debt security is registered as of the close of business on the regular record date for that interest payment date. If we have defaulted in the payment of interest on any debt security, we may pay the defaulted interest to the holder of the debt security as of the close of business on a special record date that is not less than 10 days prior to the date we propose to pay the defaulted interest. Notice of the special record date will be given by mail at least 15 days before the special record date. We may also pay defaulted interest in any other lawful manner permitted by requirements of any securities exchange on which the debt security may be listed, if the trustee deems that manner of payment practicable. Indenture, Section 3.8

         Unless we state otherwise in the prospectus supplement, we will pay the principal of and premium, if any, and interest at maturity at the corporate trust office of the trustee, in New York, New York, as our paying agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. Indenture, Section 4.2

         If we deposit money with the paying agent to pay any amounts due on the debt securities and the holder does not claim the money within two years, the paying agent will return the money to us and we will be responsible for paying the holder. Indenture, Section 12.5

         Events of Default. The following are events of default with respect to any series of debt securities:

         o failure to pay the principal of, or premium, if any, on, any debt security of that series when due and payable at maturity and upon redemption, and the time for payment has not been extended or deferred

         o failure to pay interest on any debt security of that series when due and our failure continues for 30 days, and the time for payment has not been extended or deferred

         o failure to make a sinking fund payment when due with respect to debt securities of that series

         o failure to observe or perform any other covenant, warranty or agreement contained in the debt securities of that series or in the indenture, except for a covenant, agreement or warranty included in the indenture solely for the benefit of another series of debt securities, and our failure continues for 60 days after we have received written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series

         o certain events relating to our bankruptcy, insolvency or reorganization

         o any other event of default with respect to debt securities of that series specified in the applicable prospectus supplement

Indenture, Section 6.1

         An event of default with respect to the debt securities of any series does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture. Unless we cure the default, the trustee is required to notify you of any default known to it within 90 days after the default has occurred. Except in the case of a payment default, the trustee may withhold notice if it considers such withholding to be in the interest of the holders. Indenture Section 6.11.

         If an event of default with respect to debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series or, in the case of certain defaults that affect all series then outstanding, the holders of at least 25% in aggregate principal amount of all debt securities outstanding acting as a single class, by notice in writing to us, and to the trustee if given by the holders, may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding debt securities of that series to be due and payable immediately. The holders of a majority of the principal amount of the outstanding debt securities of that series or, in the case of certain defaults that affect all series then outstanding, the holders of a majority in aggregate principal amount of all debt securities outstanding acting as a single class, upon the conditions provided in the indenture, including the requirement that we have paid all the principal and interest that has become due on that series other than by reason of acceleration, may rescind an acceleration and its consequences with respect to that series.

         If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Indenture, Section 6.1.

         The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. Indenture, Section 6.9

         Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. Indenture, Section 7.2

         The indenture provides that we must periodically file statements with the trustee regarding compliance by us with all conditions and covenants contained in the indenture. Indenture, Section 4.6.

         Redemption. We will describe any terms for the optional or mandatory redemption of a particular series of debt securities in the applicable prospectus supplement. In order to exercise our right to redeem a debt security, we must give the holder notice by mail at least 30 days prior to the date fixed for redemption. If we want to redeem fewer than all the debt securities of a series, the trustee will choose the particular debt securities to be redeemed by lot or by another method described in the applicable prospectus supplement. Indenture, Article Fourteen

         Consolidation, Merger or Sale. The indenture provides that we will not consolidate with, merge with or into any person, or sell, all or substantially all of our assets, unless:

         o the successor corporation, if we are not the survivor, expressly assumes in writing all of our obligations under the outstanding debt securities and the indenture,

         o immediately before and after giving effect to the transaction, no event of default shall have occurred and be continuing, and

         o we deliver to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the indenture.

Indenture, Article Eleven

         Modification of Indenture. We may modify the indenture, without notice to or the consent of any holders of debt securities, with respect to certain matters that do not materially adversely affect the holders of any debt securities. Indenture, Section 10.1

         In addition, we may modify certain of our rights and obligations and the rights of holders of the debt securities with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification, voting as one class. Indenture, Section 10.2

         No amendment or modification may, without the consent of each holder of any outstanding debt security affected:

         o    change the stated maturity of any debt security

         o reduce the principal amount of or the amount of any premium on, or reduce the rate of interest on, or extend the time for payment or change the method of calculating interest on, any debt security, or extend the time for payment of those amounts, reduce the amount payable on redemption, or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity

         o impair the right to institute suit for the enforcement of any payment with respect to any debt security

         o reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, or to waive compliance with certain provisions of the indenture or defaults or events of default and their consequences

         o    subordinate any debt securities to any other of our indebtedness

Indenture, Section 10.2

         Waiver. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to that series, except if certain defaults relate to all series of outstanding debt securities, the holders of not less than a majority in aggregate principal amount of all outstanding debt securities voting as one class may waive the default. Payment and bankruptcy defaults and defaults with respect to a provision that cannot be modified or amended without the consent of the holder of each debt security affected may not be waived in this manner. Indenture, Section 6.10

         Defeasance. Unless we state otherwise in the prospectus supplement relating to the debt securities of a particular series, the indenture provides that we shall be discharged from our obligations under the indenture with respect to any series of debt securities at any time prior to the maturity date or redemption of that series when

         o    we have irrevocably deposited with the trustee, in trust,

              o sufficient funds to pay the principal of and premium, if any, and interest to the maturity date or redemption of, the debt securities of that series, or

              o an amount of direct obligations of, or obligations guaranteed by, the United States government as will be sufficient to pay when due the principal of, and premium, if any, and interest to the maturity date or redemption of, the debt securities of that series, and

         o we have paid all other sums payable with respect to the debt securities of that series.

         Upon the discharge of the indenture with respect to a particular series, the holders of debt securities of that series shall no longer be entitled to the benefits of the indenture, except for purposes of registration of transfer, exchange and replacement of lost, stolen or mutilated debt securities. Indenture, Section 12.1 and 12.3

         Concerning the Trustee. We and our affiliates may conduct banking transactions with the trustee in the normal course of business.


               DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

         We may issue purchase contracts, including contracts obligating holders to purchase and us to sell a specified number of shares of our common stock at a future date or dates. The price per share of our common stock and the number of shares of our common stock may be fixed at the time the purchase contracts are issued or may be determined through a specific formula set forth in the purchase contracts. We may issue the purchase contracts separately or as a part of units. A unit may consist of a purchase contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, that may secure the holders' obligations to purchase our common stock under the purchase contracts. The purchase contracts may require us to make periodic payments to the unit holders or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

         The prospectus supplement relating to any particular offered purchase contracts and/or units will describe the specific terms of the purchase contracts and/or units, which may be in addition to or different from the general terms summarized above in this section. When evaluating the purchase contracts and/or units, you should read the specific description in the prospectus supplement, including material United States federal income tax considerations applicable to the purchase contracts and/or units. In addition, the forms of the purchase contracts and the units will be filed as exhibits to or incorporated by reference in the registration statement.


                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                         Twelve Months
                                                           Twelve Months Ended December 31,           Ended September 30,
                                                      -------------------------------------------     --------------------
                                                        1996     1997     1998     1999     2000              2001
                                                        ----     ----     ----     ----     ----              ----
Ratio of Earnings to Fixed Charges...................   2.90     2.86     2.85     2.89     3.82              3.39
Supplemental Ratio of Earnings to Fixed Charges(1)...   2.83     2.80     2.79     2.83     3.72              3.34

__________________
(1) Includes fixed charges related to the guaranty of the American Falls Reservoir District bonds and of the Milner Dam Inc. notes.

                                 USE OF PROCEEDS

         Unless we state otherwise in the prospectus supplement, we will add the net proceeds from the sale of the securities to our general funds. We may use our general funds for any of the following purposes:

         o    to invest in, or make loans to, our subsidiaries

         o    to repay other indebtedness

         o    to pay for acquisitions

If we do not use the proceeds immediately, we may temporarily invest them in short-term instruments.


                              PLAN OF DISTRIBUTION

         We may sell the securities:

         o    through underwriters or dealers

         o    through agents

         o directly to a limited number of purchasers or to a single purchaser

         Through Underwriters or Dealers. If we use underwriters in the sale, the underwriters will buy the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters may sell the securities directly or through underwriting syndicates that managing underwriters represent. Unless we state otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them.

         If we use a dealer in the sale, we will sell those securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices determined at the time of resale.

         Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Through Agents. We may from time to time designate one or more agents to sell the securities. Unless we state otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

         Directly. We may sell the securities directly to one or more purchasers. In this case, there will be no underwriters or agents.

         General Information.

         The prospectus supplement will state:

         o    the names of any underwriters, dealers or agents

         o    the terms of the securities offered

         o the purchase price of the securities and the proceeds we will receive from the sale

         o    any initial public offering price

         o any underwriting discounts and other items constituting underwriters' compensation

         o any discounts or concessions allowed or reallowed or paid to dealers

         We may authorize agents, underwriters or dealers to solicit offers from certain institutions. We may sell the securities to these institutions for delayed delivery at a specified date in the future. At that time, they will pay the public offering price on the terms we describe in the prospectus supplement.

         We may agree to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the Securities and Exchange Commission listed below:


Public Reference Facilities             Regional Office              Regional Office
---------------------------             ---------------              ---------------

450 Fifth Street, N.W.             175 W. Jackson Boulevard      The Woolworth Building
Washington, DC  20549              Suite 900                     233 Broadway
                                   Chicago, IL 60604             New York, NY  10279
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         You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file automatically. The address of that site is http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information in, or exhibits to, the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.


                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC (SEC file number
1-14465):


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

         o    Annual Report on Form 10-K for the year ended December 31, 2000.

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as amended by Form
              10-Q/A dated December 4, 2001.

         o    Current Reports on Form 8-K dated August 10, 2001 and December 4,
              2001.

         o Description of our common stock contained in the registration statement on Form 8-A, dated October 20, 1999.

         o Description of our preferred share purchase rights, contained in the registration statement on Form 8-A, dated September 15, 1998, as amended by Form 8-A/A, dated October 20, 1999.

         o All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we terminate the offering.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may obtain a copy of any of these documents at no cost, by written or oral request to us at the following address:

                               Shareowner Services
                                  IDACORP, Inc.
                              1221 W. Idaho Street
                                 Boise, ID 83702
                             Telephone 208-388-2200


                                 LEGAL OPINIONS

         LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, a limited liability partnership including professional corporations, and Robert W.
Stahman, Vice President, General Counsel and Secretary for IDACORP, Inc., will pass upon the legality of the securities for us. Sullivan & Cromwell, New York, New York, will pass upon the validity of the securities for any underwriter, dealer or agent. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Sullivan & Cromwell may, for matters governed by the laws of Idaho, rely upon the opinion of Mr.
Stahman. As of February 1, 2002, Mr. Stahman owned 14,256 shares of our common stock. Mr. Stahman is acquiring additional shares of IDACORP common stock at regular intervals through employee stock plans.


                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


         With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000 and September 30,
2001 and 2000, which is incorporated herein by


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reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated
in their reports, included in IDACORP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and
incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of
1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.
                         _______________________________



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